                                                                    EXHIBIT 10.9


AGREEMENT ENTERED INTO AT Montreal, on the 10th day of January, 1997.

BETWEEN: RADIO SYSTEMS CORPORATION, a Tennessee corporation having its offices at 5008 National Drive, Knoxville, Tennessee, 37914, USA,

         (hereinafter referred to as "RSC");

AND: MULTI-VET LIMITED, a Canadian corporation having its offices at 120, Ferland Street, Suite 11B, Nun's Island, Verdun, Quebec, H3E IL1,

         (hereinafter referred to as "Multi-Vet");

AND: MULTI-VET INTERNATIONAL INC., a Canadian corporation having its offices at 2340 des Bazars Street, St. Hyacinthe, Quebec, J2T 4P2,

         (hereinafter referred to as "Multi-Vet International");

      WHEREAS Multi-Vet is the owner of patents and know-how related to the production of anti-barking collars and of the spray technology used therein;

      WHEREAS RSC is in the business of selling animal behavior products to consumers directly and through retail outlets;

      WHEREAS Multi-Vet has granted certain distribution rights to Multi-Vet International with respect to anti-barking collars;

      WHEREAS RSC desires to acquire from Multi-Vet an exclusive license allowing it to use the Spray Technology (as defined hereunder) in association with the development, production, marketing, production, sale and distribution of Products (as defined hereunder) in the RSC Market (as defined hereunder) in the USA and Mexico (hereinafter - the "Territory");

      WHEREAS RSC will grant to Multi-Vet the exclusive right to distribute Products developed by RSC outside the RSC Market in the Territory as well as in all markets outside the Territory except for certain restrictions in Europe;

      WHEREAS Multi-Vet has the intention of assigning or licensing to Multi-Vet International with respect to such distribution rights;

         THE PARTIES HAVE AGREED AS FOLLOWS:

SECTION I - DEFINITIONS

In this Agreement,

1.1 "AFFILIATES": A body corporate is deemed to be affiliated with an individual if such individual, directly or indirectly, controls such body corporate. A body corporate is deemed to be affiliated with another body corporate, if one of them is the subsidiary of the other or both are the subsidiaries of the same body corporate or each of them is ultimately controlled by the same person(s). If two (2) bodies corporate are affiliated with the same person at the same time, they shall be deemed to be affiliated with each other.

1.2      "CONFIDENTIAL INFORMATION": the meaning set forth in section 15.1.

1.3 "CONTRACT YEAR": that period of time commencing on the Effective Date and ending on December 31, 1997 and any subsequent twelve month period ending on December 31st.

1.4      "EFFECTIVE DATE": February 15, 1997.

1.5 "NET SALES PRICE": the gross amount charged by RSC to its customers, less the following deductions namely (i) quantity, quality, trade or cash discounts actually allowed, (ii) all sales, use and other similar taxes paid or payable by RSC or its customers in connection with such sales, (iii) reasonable freight charges and (iv) reasonable returns or allowances allowed to such customers not exceeding the invoice price of the Products in question. Neither commissions, royalties or other fees payable by RSC nor bad debts or allowances for bad debts shall be deducted from the Net Sales Price. In the event the sales of Products by RSC are made to an entity which is directly or indirectly controlled by RSC or is an Affiliate or otherwise related to RSC in any way, the "net sales price" for such sales shall be deemed to be the Net Sales Price charged 6y RSC for Products sold in the same period to similar customers not so related, Affiliated or controlled to or by RSC. If there are no such other sales, then the "net sales price" shall be the Net Sales Price of such related, Affiliated and/or controlled customers of RSC to their non related, Affiliated and/or controlled customers.

1.6 "PATENTS": each and every unexpired patent embodying any part of the Spray Technology, including, without limiting the generality of the foregoing, the following patents:

------------------------------------------------------------------------------
 COUNTRY       APPLICATION NO.          PATENT NO.            ISSUE DATE
------------------------------------------------------------------------------
  USA              709433                 4627385            9 December 1986
------------------------------------------------------------------------------

  USA              378901                 5046453            9 October 1991
------------------------------------------------------------------------------

  PCT          PCT/CA96/00586
------------------------------------------------------------------------------

as well as all patents which may issue therefrom and from applications which may be filed in relation to the Spray Technology and any patent of importation, improvement or addition, utility models and inventors certificates, continuation, extension, division, re-validation, reissue or other combination or renewal of same.

1.7 "PRODUCT": any device to train, contain or otherwise control pets using a spray but excluding anti-barking devices.

1.8 "RSC MARKET": all distribution channels but excluding the veterinarian trade, behaviorists and professional trainers.

1.9 "SPRAY TECHNOLOGY": all the present and future commercial, scientific and technical knowledge and accumulated experience acquired by Multi-Vet and its predecessors in title as a result of research, practical experience or otherwise, in the design, manufacture, production, use, sale, distribution, marketing, advertising and/or merchandising of anti-barking collars and/or of other devices to train, contain or otherwise control pets using a spray, including, without limiting the generality of the foregoing ideas, un-patented inventions, processes, manufacturing procedures, methods, designs and data pertaining to the Products and/or anti-barking devices.

1.10     "TERRITORY": the meaning set forth in the preamble.

SECTION 2 - EXCLUSIVE LICENSE

2.1 EXCLUSIVE LICENSE. Multi-Vet hereby licenses exclusively to RSC the right to use the Spray Technology and the Patents, to develop, manufacture, market and distribute Products in the RSC Market in the Territory.

2.2 QUALITY STANDARDS. The License to use the Spray Technology and the Patents granted to RSC shall be restricted to such Products that have a high and merchantable quality which meet or exceeds Multi-Vet's quality standards. In this respect, Multi-Vet acknowledges that RSC's current quality standards are acceptable.

2.3 INSPECTION. Multi-Vet shall have the right, at no cost to RSC, at all reasonable times, to enter and inspect any premises used by RSC in its operation under this License for the purpose of determining compliance with the standards, specifications and requirements referred to in subsections 2.2 and 6.4 hereof.

2.4 MULTI-VET NON-COMPETE. Multi-Vet will not license the Patents or the Spray Technology or distribute products incorporating same, nor will any of its owners or associated companies, to competitors of RSC in the Territory with the exception of anti-barking products which may be sold to Invisible Fence. RSC competitors are defined as companies such as Invisible Fence, Tri-tronics, Elexis, Austin Innovations, Innotek, DogWatch, American Pet Tronics or DT Systems. New competitors that may enter the RSC Market will he defined as competitors by being in same genre as the above. Loosely, those are companies that are primary in marketing and selling under their own brands a line of pet training products. Other licensees of Multi-Vet in other territories will be prohibited from selling Products within the RSC Market in the Territory.

2.5 RSC NON-COMPETE. RSC acknowledges that the Products are complementary to the products which it currently sells in the Territory. If applicable laws permit, RSC agrees that neither itself nor its Affiliates will, directly or indirectly, stock, distribute, promote or sell competitive products (being defined as any product used to train, contain or otherwise control pets using a spray) while this Agreement is in effect and for a period of one (1) year after its termination for any reason whatsoever without having previously obtained the written permission of Multi-Vet.

2.6 NO SALES OUTSIDE TERRITORY. RSC shall not, whether directly or indirectly, sell, distribute or deliver any Product outside the Territory or outside the RSC Market or knowingly transfer possession of any Product to any person who may sell, distribute or deliver same outside the Territory or outside the RSC Market. All requests or inquiries received by RSC with respect to any Product for delivery, use or purchase outside the Territory or outside the RSC Market shall be referred immediately by RSC to Multi-Vet.

2.7 NO SALES IN THE TERRITORY. Multi-Vet shall not, whether directly or indirectly, sell, distribute or deliver any Product in the RSC Market in the Territory or knowingly transfer possession of any Product to any person who may sell, distribute or deliver same in the RSC Market in the Territory. All requests or inquiries received by Multi-Vet with respect to any Product for delivery, use or purchase in the RSC Market in the Territory shall be referred immediately by Multi-Vet to RSC.

2.8 RIGHT OF FIRST REFUSAL. In the event Multi-Vet terminates its licensing arrangement with Multi-Vet International with respect to sales in the Territory outside the RSC Market or with respect to sales in any market outside the Territory, Multi-Vet hereby grants to RSC a right of first refusal with respect to the granting of a license in such markets and territories. RSC shall have thirty (30) days from the reception of a notice from Multi-Vet specifying the terms of the proposed license to accept same. Failure to respond within this time frame shall 6e deemed a refusal.

SECTION 3 - ROYALTIES

3.1 ROYALTY. RSC will pay to Multi-Vet a royalty of 5% on the Net Sales Price of all Products and of all spray cans sold but EXCLUDING all Products sold by RSC to Multi-Vet International.

3.2 TERMS OF PAYMENT. RSC will make royalty payments to Multi-Vet within 30 days of the end of each calendar quarter.

3.3 PRE-PAYMENT OF ROYALTY. RSC will pay the following non-refundable amounts to Multi-Vet as prepaid royalties:

3.3.1    Upon the signature of this Agreement: $50,000; and,

3.3.2    90 days after the signature of this Agreement: $50,000.

3.4 FEASIBILITY STUDY. During the first 180 days after the signature of this Agreement, RSC will conduct a feasibility study. During this period, RSC will have the right to terminate the agreement at anytime provided the amounts due pursuant to section 3.3 have been paid in full. If RSC concludes to continue, RSC will pay the following additional non-refundable amounts to Multi-Vet as prepaid royalties:

3.4.1    270 days after the signature of this Agreement: $50,000; and,

3.4.2    360 days after the signature of this Agreement $50,000.

Thus, after the four payments, RSC will have paid $200,000 in the first twelve months in non-refundable prepaid royalties.

3.5 MINIMUMS. RSC will be required to pay to the following minimum royalties to Multi-Vet (the prepaid royalties mentioned above will be applied to the payment of these minimum royalties):


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

---------------------------------------------------------------------------------------------------------------------

   YEAR     MINIMUM UNITS (ANY SINGLE PRODUCT THAT CAN BE SOLD AS UNIT THAT         MINIMUM TOTAL     MINIMUM ROYALTY
            INCORPORATES ANY SPRAY TECHNOLOGY) HAVING AN AVERAGE SELLING PRICE          VALUE
            OF AT LEAST $150
---------------------------------------------------------------------------------------------------------------------
   1997     None (RSC will be allowed one year from the date of the signing        $        0           $     0
            of this agreement without any minimums in order to develop
            Products)
---------------------------------------------------------------------------------------------------------------------

   1998                                    5000                                       750,000           $ 37,500
---------------------------------------------------------------------------------------------------------------------

   1999                                   10000                                     1,500,000           $ 75,000
---------------------------------------------------------------------------------------------------------------------

   2000                                   15000                                     2,250,000           $112,500
---------------------------------------------------------------------------------------------------------------------

   2001                                   20000                                     3,000,000           $150,000
---------------------------------------------------------------------------------------------------------------------

RSC will thereafter be required to maintain a 10% yearly increase in sales over the actual average sales of the two (2) previous years to maintain the agreement. However, it is agreed that the minimum royalty payable for any given year will never be less than the minimum royalty actually paid during the previous year.

3.6 The above minimum royalties will be payable by RSC by adding to the last quarterly royalty payment any balance between the minimum royalty due and the actual royalties paid during a given year, if the total actual royalties are less shall the minimum royalty due for such year. Such termination or transformation shall be effective ninety (90) days from the date of written notice from Multi-Vet to RSC.

3.7 If RSC does not pay the minimum royalty due in a given year, Multi-Vet shall have the right (in addition to any other rights it may have pursuant to this Agreement) either to terminate this License Agreement or to transform it into a non-exclusive license, at Multi-Vet's option. Such termination or transformation shall be effective ninety (90) days from the date of written notice from Multi-Vet to RSC.

3.8 For the purposes of this Agreement, Products shall be considered sold at the Net Sales Price when invoiced out, or if not invoiced, when delivered or shipped to the customers.

SECTION 4 - REPORTS & PAYMENTS

4.1      RSC covenants and agrees to furnish royalty statements within thirty
         (30) days after each calendar quarter ending the last day of March, June, September and December in each year during the life of this Agreement.

4.2      All statements shall:

4.2.1 include a calculation of the amount due to Multi-Vet for the royalties in respect of the Net Sales so reported, and minimum royalties, when applicable;

4.2.2 be certified as correct by the Controller or some other senior officer of RSC; and,

4.2.3 be accompanied, by a remittance to Multi-Vet of the amount of the royalties so shown to be payable.


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

4.3 RSC agrees that all overdue accounts shall bear interest at the prime rate prevailing at the time when payment is due plus 3%. Unpaid interest will also bear interest at the same rate.

4.4 If no Net Sales have been made or no royalties are due in any quarter, RSC shall so advise Multi-Vet within thirty (30) days after the end of the quarter.

4.5 All dollar values expressed in this Agreement and the Schedules hereto and all payments required to be made by RSC, shall be in US dollars. When Net Sales have been made in other than US funds, the royalties from such Net Sales will be converted to US funds at the bank exchange rate prevalent at the time of payment.

4.6 Any amount owed to Multi-Vet pursuant to this agreement which is not paid on its due date shall bear interest at the rate of one and one half percent (l 1/2%) per month (eighteen percent (18%) per annum) calculated from the date upon which such amount was due.

SECTION 5 - ACCOUNTS

5.1      RSC shall:

5.2 Keep proper and detailed accounts and records, including invoices, receipts and vouchers relating thereto, (hereinafter referred to as the "Records") in respect of its operations under this agreement, including the Net Sales of Products and the Net Sales Price therefore.

5.3 Make the Records available during business hours on reasonable notice and permit representatives of Multi-Vet to audit and/or inspect the Records on an annual basis, to make notes or copies of documents relating to its operations under this Agreement, including royalty calculations and payments and to report to Multi-Vet only information relative to the accuracy of the royalties payable under the Agreement. In the event an error in favor of Multi-Vet is discovered during such audit or inspection, RSC shall pay the difference within thirty (30) days of such discovery. Furthermore, if such error exceeds five (5%) percent of the royalties actually paid, RSC shall reimburse Multi-Vet for all costs incurred in relation to such audit or inspection.

5.4 RSC shall preserve the Records for a period of five (5) years; provided that RSC may, after giving Multi-Vet ninety (90) days prior written notice, dispose of any or all of the Records.

SECTION 6 - SUPPLY OP COMPONENTS

6.1 MICRO ELECTRO-VALVES. RSC will be required to buy the micro electro-valve device as described in Exhibit A (hereinafter the "Micro Electro-valve") from Multi-Vet or its designated sub-contractors at $10. each. Regarding all other components, RSC will have the right to but not be required to buy components from Multi-Vet or any designated Multi-Vet sub-contractor at a reasonable fair market price. The Micro Electro-valve and other components are hereinafter referred to as the "Components" . Such prices as of the signing of this agreement are found in Exhibit B. These prices may be increased by Multi-Vet in the events its own costs are increased. The price increase will be such that Multi-Vet's current margins will be maintained.

6.2 Multi-Vet or its designated sub-contractors will supply RSC with Components, FOB Port Vendres, France, at a price equal to or less than the most favorable price (for similar quantities) granted by Multi-Vet to any other non Affiliated party. The said prices shall be the net selling price by Multi-Vet, exclusive of all sales and other similar taxes, custom and excise duties, insurance premiums, freight and storage charges and all other charges of a similar nature, whether currently imposed or applicable in the future.

6.3 In the event Multi-Vet and its designated sub-contractors are unwilling or are not able to supply RSC with Components, RSC will have a license to produce them but only for resale within the Territory and the RSC Market.

6.4 Multi-Vet will inform RSC at least three (3) months prior to any change in its list prices. With respect to any written purchase orders for Components which may be placed by RSC between the date of such written notice by the company and the effective date of the price change, the price for the Components so ordered shall be the price prevailing at the time the purchase order is received and accepted by Multi-Vet or its sub-contractors, provided that such written purchase order specifies delivery dates not exceeding six (6) months from the order date, failing which the increased purchase price shall be applicable.

6.5 RSC agrees not to add to, remove from or in any way change the Components without the prior written approval of Multi-Vet. RSC also agrees not to alter, remove or otherwise tamper with any trade mark or other marking appearing on any Component, its container or any document or object associated with same or its marketing without the prior written approval of Multi-Vet.

6.6 RSC will have the obligation to advise Multi-Vet of the existence of any defect as soon as possible after same is brought to its attention and to provide Multi-Vet with all useful information and explanations relating to same.

SECTION 7 - COMPONENT WARRANTY

7.1 Multi-Vet warrants that all Components manufactured and sold to RSC by Multi-Vet as per section 6, shall be free from any material or workmanship defects and in full compliance with its QC standards. This warranty shall be valid for a period of eighteen (18) months as of the production date stamped on the Component. the warranty obligations of Multi-Vet are strictly limited to the replacement/repair of any defective Components.

7.2 RSC shall assume all warranty obligations to its customers in respect of Products incorporating such Components, and Multi-Vet shall have no liability either to RSC or to its customers in respect of such warranty obligations.

7.3 Except for the warranty contained in section 7.1, Multi-Vet does not grant any warranty, either expressed or implied, legal or conventional, with regard to any Component and disclaims all implied warranties of merchantability and fitness for a particular purpose. The warranty expressly contained in section 7.1 hereof is in lieu of any liability or obligation of Multi-Vet for any damages whatsoever (including any incidental, consequential, indirect or special damages or liabilities, costs, loss of revenue or of business or other financial loss) sustained by any person (including any employee, agent, invitee, RSC or client of RSC) and/or in any way arising from or relating to the sale, maintenance, use, performance, failure of any Components.

7.4 Multi-Vet's warranty obligations do not cover any faulty or negligent manipulation, storage or use of any Components or any such manipulation or storage or use which is not in conformity with instructions provided by Multi-Vet.

7.5 RSC will have the obligation to advise Multi-Vet of the existence of any warranty claim or any defect as soon as possible after same is brought to its attention and to provide Multi-Vet with all useful information and explanations relating to same. RSC shall allow Multi-Vet to have free access to any Component at all reasonable times.

7.6 Multi-Vet shall replace or repair, free of charge, all defective Components (as defined in section 7.1 above) returned by RSC to Multi-Vet subject to the following terms:

7.6.1 The defective Components (minimum 500 units per shipment) will be shipped (subject to prior coordination with Multi-Vet), F.O.B. Knoxville, to Multi-Vet. Notwithstanding, Multi-Vet shall, at its own discretion, be entitled to replace the reported defective Components without requesting shipment of same to Multi-Vet.

7.6.2 Upon receipt of the defective Components shipment, Multi-Vet's competent personnel will inspect and sort same. All Products covered by the warranty as per section 7.1 above will be replaced free of charge. However, components that will be found to have been returned for other reasons (dirt, misuse, physical damage, repair by unauthorized personnel, etc.) will be repaired against payment by RSC for parts and labor.

7.6.3 The 500 replaced/repaired units return shipment to RSC will be sent F.O.B. Port Vendres, France and include an itemized report and invoice with regard to the number or replaced units and costs accrued as per subsection 7.6.2.

SECTION 8 - PRODUCT DEVELOPMENT

8.1 PRODUCT DEVELOPMENT. RSC will be required to develop at its sole expense pet training products using the Spray Technology including but not limited to remote trainers, containment fences and indoor animal control and to pay all costs associated with such development. RSC will provide a reasonably full disclosure of any R&I) development to Multi-Vet and Multi-Vet International. RSC will endeavor to get Multi-Vet International's consultation as much as possible in the product development process, provided Multi-Vet International will not charge any fees or expenses to RSC for such consultation unless otherwise agreed.

8.2 DISCLOSURE. Each party shall promptly disclose to the other party any discovery or invention which is a new or improved Product which it makes or acquires during the term of this Agreement and shall make available to the other party all information relating thereto, including blueprints, sketches, drawings, designs and other data. All such disclosures and information shall be treated as confidential information (within the meaning of section 15.1) by the recipient.

8.3 OWNERSHIP. Multi-Vet shall own all rights to the spray technology aspects of any such discovery or invention while RSC will own all rights to the containment aspects of any such discovery or invention. The other aspects of any such discovery or invention shall be owned by the party making it.

SECTION 9 - NEW PRODUCTS IN OTHER MARKETS AND OTHER TERRITORIES

9.1 RSC undertakes to grant to Multi-Vet the exclusive right to distribute Products outside the Territory and outside the RSC Market in the Territory but excluding certain products for resale in Europe to be identified by RSC, the whole at RSC lowest trade price to any non Affiliated customer less standard allowances for advertising and commissions and royalties to Multi-Vet pursuant to section 3 hereof and possibly any other negotiated cost savings under terms and conditions to be negotiated separately. In the event RSC is unwilling or is not able to supply Multi-Vet with such Products, Multi-Vet will have a license to produce them but only for resale outside the Territory or outside the RSC Market in the Territory but excluding certain products for resale in Europe to be identified by RSC.

9.2 The precise terms of such distribution/supply agreement will be incorporated in a separate document. Such distribution/supply agreement will provide that Multi-Vet shall indemnify and hold harmless RSC from any liabilities, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses) which RSC or any other company in RSC group of companies is or becomes liable for, or may incur, or be compelled by reason of any acts, whether of omission or commission that may be committed or suffered by Multi-Vet or any of its distributors, servants, agents or employees in connection with Multi-Vet's performance under the terms of this Agreement or arising out of the use of the Products sold by Multi-Vet.

SECTION 10 - PATENTS

10.1 RSC shall not, at any time during the term of this Agreement or thereafter, question or, contest, directly or indirectly, the validity of the Spray Technology or Patents or assist any other person to do so.

10.2 Any labeling used in connection with the manufacture and sale of the Product shall clearly indicate the existence of the Patents as well as their use under license and such label shall be in a form agreed upon by the parties in writing, and the consent of either party shall not be unreasonably withheld. As an example, the following patent notice is agreeable:

         *Covered by one or more of the following US Patents 4,627,385 and
          5,046,453.*
         *Made under license from Multi-Vet Ltd.*

SECTION 11 - PROMOTION AND SALE

11.1 RSC shall exercise its best and good faith efforts at its expense to introduce, promote the sale and use of, obtain orders for, distribute and sell Products throughout the Territory and give adequate, efficient and prompt attention and service to local distributors and consumers.

11.2 RSC shall, at its own expense, organize and keep active an after sales service center for the Products in the Territory.

11.3 RSC shall ascertain that the Products and all packaging, instructions, advertising material, etc. is in conformity with the laws and regulations of the Territory.

SECTION 12 - TERM

12.1 This Agreement is deemed to have commenced on the date mentioned above and shall terminate on October 9, 2008 unless previously extended by mutual consent or terminated in accordance with the terms of this Agreement.

SECTION 13 - TERMINATION

13.1 In the event of the material breach of any provision of this Agreement by one of the parties, the other party shall have the right to terminate this Agreement. Such right shall be exercised by giving a written notice to defaulting party specifying the circumstances in which it breached the Agreement and stating that it elects to terminate this Agreement as of a date not less than six (6) months subsequent to the date of such notice unless the defaulting party has cured such breach within thirty (30) days from the date of such notice. In the case the defaulting party fails to cure such breach within the aforesaid delay, this Agreement shall come to an end on the date specified in such notice.



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

13.2 Without limiting the generality of the foregoing, the occurrence of any one or more of the following events shall constitute a material breach under this Agreement:

13.2.1 a party fails to pay any amount due by it to the other party on its due day;

13.2.2 a party institutes proceedings seeking relief under a bankruptcy law or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition for or consent or answer consenting to reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any request for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing;

13.2.3 a party enters or offers to enter into any composition, extension to or other arrangement with its creditors;

13.2.4 a Receiver is appointed over the whole or any part of the undertaking or assets of one of the parties;

13.2.5 a party ceases or threatens to cease to carry on the whole or any substantial part of its business other than in the course of reconstruction or amalgamation;

13.2.6   a party is convicted of a felony or other similar crime.

13.3 No assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or of fiscal charged with taking over custody of a party's assets or business shall have any right to continue the performance of this Agreement.

13.4 Termination of this Agreement shall not release a party from any payments or obligations due and payable or accrued to the other or rescind any payment made or paid by one party to the other hereunder prior to the time such termination becomes effective nor release any party from those obligations hereunder which survive termination. Furthermore, termination of this Agreement prior to the expiration of its term shall be without prejudice to any other rights which one party may have against the other, including, without limitation, damages for breach to the extent that same may be recoverable.

13.5 RSC hereby grants to Multi-Vet an option and a right of first refusal to purchase the inventory of Products owned or controlled by RSC upon termination or expiration of this Agreement. This option and right of first refusal shall apply only if and when the Agreement is terminated or expired. For example, the transformation of the license into a non exclusive license pursuant to section 3.7 shall not trigger such option and right of first refusal. Accordingly, in the event that RSC receives and desires to accept a bona fide offer from any third party with respect to the purchase of any such Products, RSC shall notify Multi-Vet in writing of the terms and conditions of such offer and shall accompany such advice with an exact copy of the offer so received. Multi-Vet shall thereafter have the right and option, exercisable within thirty (30) days after receipt of such written notification to advise RSC in writing that it intends to exercise its right of first refusal on the same terms and conditions as are contained in the bona fide offer. Thereafter, RSC and Multi-Vet shall enter into an agreement under the same terms and conditions as were contained in the bona fide offer within thirty (30) days of Multi-Vet advising RSC of its intention to exercise its right of first refusal hereunder. In the absence of such an offer, Multi-Vet shall have the right and option to purchase such Products, in whole or in part, at the average sales price of each such Products as of the date such option is exercised.

13.6 In the event of the termination of this Agreement pursuant to section 13.1, and unless otherwise provided in this Agreement, no party will be liable for the payment of additional amounts to the other party.

SECTION 14 - INDEMNIFICATION

14.1 RSC shall indemnify and save and hold harmless Multi-Vet from any liabilities, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses) which Multi-Vet or any other company in Multi-Vet group of companies is or becomes liable for, or may incur, or be compelled by reason of any acts, whether of omission or commission that may be committed or suffered by RSC or any of its distributors, servants, agents or employees in connection with RSC's performance under the terms of this Agreement or arising out of the use of the Products sold by RSC.

14.2 RSC shall, at the request of Multi-Vet, assume the defense of any demand, claim, action, suit or proceeding brought against Multi-Vet or any of the foregoing parties by reason of the foregoing and pay any and all damages assessed against or that are payable by Multi-Vet or any of the foregoing parties as a result of the disposition of any such demand, claim, action, suit or proceeding. Notwithstanding the foregoing, Multi-Vet or the foregoing parties as well as their respective successors, assigns, and their officers, directors, employees and agents may be represented in any such action, suit or proceeding at its or their own expense and by its or their own counsel.

14.3 Multi-Vet shall indemnify and save and hold harmless RSC, its clients and their respective directors, officers, employees and agents from any liabilities, claims, causes of action, suits, damages and expenses (including reasonable attorney's fees and expenses) which any of the above is or becomes liable for, or may incur, or be compelled to pay by reason of infringement or alleged infringement of any patent of a third party based upon the production, use and/or sale of any Product containing or using the Spray Technology.

14.4 Multi-Vet shall, at the request of RSC, assume the defense of any demand, claim, action, suit or proceeding brought against RSC or any of the foregoing parties by reason of the foregoing and pay any and all damages assessed against or that are payable by RSC or any of the foregoing parties as a result of the disposition of any such demand, claim, action, suit or proceeding. Notwithstanding the foregoing, RSC or the foregoing parties as well as their respective successors, assigns, and their officers, directors, employees and agents may be represented in any such action, suit or proceeding at its or their own expense and by its or their own counsel.

14.5 Multi-Vet's obligation hereunder is conditioned upon RSC promptly notifying Multi-Vet of all such liabilities, claims, causes of action or suits. In the defense of any such claim, RSC will cooperate fully with Multi-Vet, and will, from time to time, make available to Multi-Vet all relevant records, papers, information, samples, specimens and other similar material. Should such suit, action or other proceeding contain allegations that the Spray Technology portion of any Product sold or distributed by RSC constitutes an infringement of one or more of the claims mentioned in such suit and that such action or other proceeding has not been settled six (6) months after the date of service thereof, either party shall have the right to terminate this Agreement upon written notice to the other



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

SECTION 15 - CONFIDENTIAL INFORMATION

15.1 Each Party acknowledges and understands that the other Party is involved in research, development, production and/or sale of different devices to train, contain or otherwise control pets and has acquired or shall acquire in the future great quantities of secret or proprietary technical, scientific, marketing and commercial information relating to its business and that of its Affiliates, including, but not limited to, products, customer lists, pricing policies, marketing plans and strategies, product development techniques or plans, business acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions (patented or not) and research programs, trade know-how, trade secrets, specific software (source, object and documentation), algorithms, computer processing systems, ideas, methods, experiments and data, no matter their form or support medium including any sketch, report, model, prototype, chip, diskette, tape and other similar documents or objects (the "Confidential Information") and that it is imperative for it that the Confidential Information remains secret.

15.2 Each Party agrees to maintain the confidentiality of the Confidential Information of the other Party and not to disclose, directly or indirectly, any part to anyone without prior written authorization from the other Party.

15.3 Each Party agrees not to use, directly or indirectly, any Confidential Information of the other Party for purposes other than as provided herein and not to assist or collaborate with third parties using, directly or indirectly, any similar Confidential Information for purposes other than those provided for in the present Agreement, without prior written authorization from the other Party.

15.4 The confidentiality and non-use undertakings specified in the present Agreement do not apply to any part of the Confidential Information which, through no breach of the provisions of the present Agreement:

15.4.1 the recipient can demonstrate was in the public domain at the time of disclosure of such information by the other company or which later becomes part of the public domain through no breach of this Agreement;

15.4.2 the recipient can demonstrate was in its possession, prior to disclosure of such information by the other party and had not been previously obtained directly or in-directly from the other party;

15.4.3 the recipient can demonstrate it had received from a third party after disclosure of such information by the other party hereunder, as a matter of right and having no direct or indirect obligation to the other party with respect to same, provided that such third party did not acquire such information directly or indirectly from the other party; or

15.4.4 must be disclosed by virtue of the law but only to the extent specifically required.

15.5 Notwithstanding the above, Confidential Information will not be deemed to be in the public domain or to have been known by a party mainly because it is embraced by more general information previously known to it or merely because it is expressed in publications, books, patents or other literature in general terms not specifically including such Confidential Information disclose or made available to the other party.

15.6 Each party undertakes to cause those of its employees who are likely, by reason of their employment, to have access to any part of tile Confidential Information from the other party, including confidential information relating to the Product, to sign an agreement in which



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

         said employee agrees to treat Confidential Information learned during the course of his employment in the same manner as his employer treats such information.

15.7 The confidentiality and non-use undertakings herein mentioned will remain in full force and effect during the whole term of the present Agreement and for an additional period of three (3) years thereafter.

SECTION 16 - INFRINGEMENT

16.1 In the event that RSC learns of any infringement or threatened infringement or piracy of any of the Patents, RSC shall forthwith give notice thereof to Multi-Vet together with all such information with respect thereof as it may from time to time obtain. The parties undertake and agree to consult with each other with respect to how to respond to each infringement or piracy.

16.2 In the event Multi-Vet undertakes the prosecution of any such legal proceedings, RSC agrees on behalf of, and at Multi-Vet's expense, to execute any and all documents and do such acts and things, including without limitation, being made a party to such proceedings, as may, in the opinion of counsel for Multi-Vet, be necessary or useful to carry out such prosecution.

16.3 Notwithstanding the foregoing, if Multi-Vet declines to institute legal proceedings and advises RSC in writing that it does not object to RSC instituting legal proceedings, RSC may institute legal proceedings at its sole expense and Multi-Vet shall fully cooperate with RSC in connection with such proceedings provided, however, Multi-Vet shall always be free, at its own cost and expense, to subsequently join in any pending proceedings.

16.4 "LEGAL PROCEEDINGS" as used herein shall include demand letters, negotiation and settlement of disputes, as well as the filing of formal legal actions with a court of proper jurisdiction. Under no circumstances shall RSC have the authority to settle or compromise a matter which in any way mitigates, lessens or restricts Multi-Vet's ownership in the Patents.

SECTION 17 - ARBITRATION

17.1 Any dispute, controversy, claim or other matters of differences arising out of or relating to the contract, or the breach thereof, including any dispute relating to patent validity or infringement arising under this contract, shall be settled by arbitration in accordance with the Patent and International Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

17.2 The place of arbitration shall be Chicago, Illinois and the English language shall be used throughout the arbitration proceedings.

17.3 The parties expressly agree to confer upon the arbitrator the powers to fill gaps, cure contractual omissions and to perform all other activities which he may deem necessary and/or opportune.

17.4 The award of the arbitrator shall be the sole and exclusive remedy between the parties regarding any claims and counter-claims presented to the arbitrator. The parties undertake to fully and punctually abide by the award rendered by the arbitrator. Failing such voluntary compliance, judgment upon the award or any other appropriate procedures may be entered or sought in any court having jurisdiction thereof to secure enforcement of said award.

17.5 The final award will be payable in United States currency without deduction or offset and costs, fees or taxes incidental to the enforcement of the arbitration award shall be charged in accordance with the decision of the arbitrator against a party resisting enforcement. Payment of the award including interest from the date of breach and violation shall be made in accordance with the relevant provisions of this Agreement.

17.6 Nothing herein contained shall prevent any party hereto from instituting an action at law against the other party requesting temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending final settlement of such dispute by arbitration.

SECTION 18 - NOTICES

18.1 Any notice, demand, consent or other communication to be given in connection with this Agreement (collectively and individually the "Notice") shall be in writing and addressed to its addressee at the address stated above or such addresses as the parties may specify from time to time by Notice.

18.2 Notices may be delivered by hand, registered mail or fax and shall be deemed to have been received as follows:

18.2.1   If delivered by hand:      at the time of delivery to a person who
                                    appears reasonably to be in charge.

18.2.2   If sent by fax:            at the time of confirmed transmission
                                    provided a confirmation copy is sent by
                                    airmail or registered mail within
                                    twenty-four (24) hours after the
                                    transmission.

18.2.3 If sent by registered mail at the time of delivery or of attempted delivery in the case delivery cannot be completed due to no fault of the sender.

18.3 If the time of such deemed receipt as provided in paragraph 18.2 hereof is not during the customary hours of business, the Notice shall be deemed to have been received at 10:00 a.m. at the place of delivery on the first customary day of business thereafter.

SECTION 19 - GENERAL PROVISIONS

19.1 PREAMBLE. The preamble to this Agreement forms part hereof as if recited in full.

19.2 HEADINGS. Headings are for reference purposes and do not in any way affect interpretation.

19.3 ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and understanding between the patties with respect to the subject matter of this Agreement and merges, supersedes and cancels all prior discussions, representations, inducements, promises, undertakings, understandings, agreements or otherwise, whether oral, in writing or otherwise, between the parties with respect to such subject matter. Without limiting the generality of the foregoing, no oral explanation or oral information by the parties hereto, or any of them, shall alter the meaning or interpretation of this Agreement. There are no statements, terms, conditions, undertakings, representations, warranties or collateral agreements still in force or effect which have not been embodied in this Agreement. This Agreement may be altered, modified or amended only by a written document signed by the parties.


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

19.4 FURTHER AGREEMENTS AND ACTIONS. The parties agree to cooperate with each other and execute and deliver such further or other documents and assurances and do such other acts as may, from time to time, be required or deemed useful by the other party to protect the Spray Technology or the Patents or to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or to otherwise give effect to the provisions of this Agreement.

19.5 INDEPENDENT CONTRACTORS. Each party is an independent contractor and does not have any power (nor will it represent itself as having any power) to in any way enter into commitments or contracts, assume obligations, give any warranties, make any representation or incur liability of any kind in the name of the other party or on behalf of the other party or to otherwise bind or obligate the other or to assume or create any expressed or implied obligation or responsibility on behalf of the other or in the other's name. Nothing in this Agreement shall construed to create a relationship of partners, joint venturers, fiduciaries, master-servant, agency or other similar relationship between the parties.

19.6 SEVERABILITY. The parties agree that notwithstanding anything otherwise contained in this Agreement, in the event that any clause, term or provision of this Agreement or any portion thereof is determined by any Court, arbitrator or agency of competent jurisdiction to be invalid, unenforceable, in conflict with any applicable law or regulations or otherwise illegal, this Agreement shall continue in full force and effect as if the offending clause, terms and provisions hereof or portion thereof are no longer incorporated herein.

19.7 MODIFICATIONS TO RENDER VALID. If any applicable and binding law or rule of any jurisdiction (i) requires a greater prior notice of the termination of this Agreement than is required hereunder, or ii) requires the taking of some other action not required hereunder, or
         iii) makes any provision of this Agreement or any specification or standard prescribed by Multi-Vet invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and the parties agree to negotiate in good faith the modification of such, invalid or unenforceable provision, specification or standard to the extent required to achieve validity and enforceability. If the parties cannot agree as to the modifications which are required, the matter will be submitted to arbitration pursuant to section 17. RSC agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as thought it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, or any specification or standard prescribed by Multi-Vet, any portion or portions which a court may hold to be unenforceable in a final decision to which Multi-Vet is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

19.8 WAIVER OF DEFAULT. The failure of any party at any time to take action against the other party, or the failure of either party to terminate the present Agreement as provided herein, shall not affect either party's right to require fill performance of this Agreement at any time thereafter, and the waiver by either party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach thereof nor nullify the effectiveness of such provisions or the right of such party to demand redress for their respective losses, damages and prejudices.

19.9 WAIVER IN WRITING. No waiver of any breach of any term or provision hereof shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

19.10    TIME OF ESSENCE. Time shall be of the essence of this Agreement.


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

19.11 ASSIGNMENT BY RSC. RSC shall not assign the rights and/or obligations created pursuant to the terms of this Agreement without the consent of Multi-Vet which shall not be unreasonably withheld except:

19.11.1  to a related company in the context of a corporate reorganization; or

19.1.2 to a successor to its entire business provided such successor is not a direct competitor of Multi-Vet; provided that the assignor will at all times guarantee performance by such assignee of each and every obligation assumed by the assignor under the terms of this agreement.

19.12 ASSIGNMENT BY MULTI-VET. Multi-Vet shall not assign the rights and/or obligations created pursuant to the terms of this Agreement to any competitor of RSC identified in section 2.4 without the consent of RSC.

19.13 SUCCESSORS & ASSIGNS. Subject to the provisions of paragraphs 19.11 and 19.12, this Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.

19.14 APPLICABLE LAW. This Agreement shall be governed, construed and enforced in accordance with the laws in force in the province of Quebec except for patent matters which shall be governed by the laws of the Territory. The enforcement of any awards rendered by arbitration pursuant to Section 17 and any disputes arising under this Agreement, which for any reason cannot be resolved by arbitration as provided in
         Section 17, shall be subject to the exclusive jurisdiction of the Courts of the jurisdiction of the defendant in such proceedings and both parties hereby irrevocably attorn to the jurisdiction Of such Courts.



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



         IN WITNESS WHEREOF, the parties hereto have signed as of the place and date indicated above.

                                        RADIO SYSTEMS CORPORATION

                                        Per:  /s/  Randy Boyd
                                              -------------------------------
                                                   Name: Randy Boyd
                                                   Title: President



                                         MULTI-VET LIMITED

                                         Per: /s/  Roger Garon
                                              -------------------------------
                                                   Name: Roger Garon
                                                   Title: President



                                          MULTI-VET INTERNATIONAL INC.

                                          Per:     /s/  Richard Garon
                                              -------------------------------
                                                   Name: Richard Garon
                                                   Title: President



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